Exhibit 99.1

MAM Software Reports Fiscal First Quarter Results

Over 12% growth in revenue (on a constant currency basis)

BARNSLEY, England, November 14, 2016 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its first fiscal quarter ended September 30, 2016, through the filing on November 14, 2016 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For The Three Months Ended September 30,
	2016	2015
Revenues	$8,062	$7,995
Gross profit	$4,744	$4,281
Operating income	$1,367	$1,024
Income before provision for income taxes	$1,247	$1,014
Net income	$1,213	$830
Earnings per share attributed to common stockholders – basic	$0.10	$0.06
Earnings per share attributed to common stockholders – diluted	$0.10	$0.06
Weighted average shares outstanding – basic	11,699	13,395
Weighted average shares outstanding – diluted	11,795	13,490

Michael Jamieson, MAM’s President and Chief Executive Officer, commented, “The new perpetual software license deals we were recently awarded by multiple North American customers drove an increase in our revenues and profitability during the first quarter. Clearly, the investments in product we made during fiscal 2016 are proving to be beneficial to our commercial market performance. While the improvement in revenues and profitability in the first quarter is encouraging, our plans for additional investments for support staff and in R&D in fiscal 2017 remain intact, as does our outlook for the full fiscal year. These investments and the successful completion of our 2017 key initiatives, we believe, will position us for double-digit growth in revenue and profitability beginning in fiscal 2018.”

“Management of key, large-scale and complex development and implementation projects, including VAST Online, continues according to plans developed and monitored in conjunction with our customers,” continued Jamieson. “I am pleased with the progress we are making as we move into the coming quarters when we expect to achieve significant milestones with these projects.”

First Quarter Highlights:

●	Revenues of $8.1 million were up 0.8% compared to $8.0 million for the same period last year. On a constant currency basis, revenues were up 12.4% over the same period last year.
●	Recurring revenues were 79.5% of total revenues compared to 79.1% of total revenues for the same period last year.
●	Total Software as a Service (SaaS) revenues increased 29.2% year-over-year. On a constant currency basis, SaaS revenues increased $738,000, or 47.7%, year-over-year.
●	Operating income was $1.4 million, or 16.9% of revenues, versus $1.0 million, or 12.8% of revenues, for the same period last year.
●	Adjusted EBITDA* was $1.6 million, or 19.6% of revenues, versus $1.2 million, or 15.2% of revenues, for the same period last year.
●	Net income was $1.2 million as compared to $830,000 in the same period last year.

First Quarter Financial Results:

Revenue was $8.1 million for the quarter ended September 30, 2016 versus $8.0 million for the same period last year, an increase of $67,000 or 0.8%.

●	On a constant currency basis, revenue was up 12.4% over the same period last year.
●	Recurring revenue for the quarter was $6.4 million, or 79.5% of total revenue, an increase of $85,000 or 1.4%, over $6.3 million, or 79.1% of total revenue for the first quarter last year.
●

Total Software as a Service (SaaS) revenue for the quarter was $2.0 million, an increase of $452,000, or 29.2%, year-over-year. The increase in the SaaS revenue was primarily attributable to a 24.3% increase in Autowork Online (SaaS) revenue for the quarter to $1.2 million, and a 37.6% increase in Autopart Online (SaaS) revenue for the quarter to $775,000.

●

Total Data as a Service (DaaS) revenue for the quarter was $2.3 million, a decrease of $254,000, or (10.1)%, year over year. On a constant currency basis, DaaS revenue increased $40,000, or 1.6%, year over year.

Gross profit for the quarter was $4.7 million, or 58.8% of total revenue, an increase of $463,000 compared to $4.3 million, or 53.5% of total revenue, for the same period last year. The increase in gross profit margins was primarily the result of an increase in higher margin nonrecurring revenues primarily related to Autopart software license deals and increased ALLDATA user counts, pricing, and customization.

Operating expenses for the quarter increased by $120,000 to $3.4 million, an increase of 3.7% as compared to the $3.3 million for the same period last year. The increase was primarily the result of increases in R&D expenses primarily to support new client development, annual incentive plans, allowance for bad debts, and changes within the accounting and financing organization, partially offset by decreased Sales and Marketing expenses related to the timing of US trade show expenses and lower overall headcount.

Operating income for the quarter increased by $343,000, or 33.5%, to $1.4 million, as compared to $1.0 million, for the same period last year.

Other expense for the quarter of $120,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second fiscal quarter of 2016, and compares to $10,000 for the same period last year.

Net income for the quarter increased by $383,000, or 46.1%, to $1.2 million, or $0.10 per basic and diluted share, compared to net income of $830,000, or $0.06 per basic and diluted share, for the same period last year.

Balance Sheet and Other Financial Highlights

●	The Company finished the quarter with $333,000 in cash after capital expenditures and capitalized software development costs of $773,000.
●	As of September 30, 2016, the Company had $1.25 million of debt outstanding under its $2.5 million revolving credit facility and $8.1 million outstanding under its term loan.
●	Stockholders' equity increased from $5.0 million at June 30, 2016 to $5.8 million at September 30, 2016.
●	As of September 30, 2016, MAM Software had 12.3 million shares of common stock outstanding.

Business Outlook

The Company reaffirmed its expectations for fiscal year 2017 Adjusted EBITDA* of $4.1 million to $4.6 million.

Conference Call Information

The Company has scheduled a conference call for Tuesday, November 15, 2016, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 888-632-5012
●	Toll/International: 913-312-1460
●	UK Toll-Free: 0 808 101 1402

A replay will be available until November 29, 2016 by calling 844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 6029167 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	September 30,	June 30,
	2016	2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$333	$491
Accounts receivable, net of allowance of $451 and $359, respectively	5,016	4,627
Inventories	235	221
Prepaid expenses and other current assets	1,207	1,495
Income tax receivable	178	535
Total Current Assets	6,969	7,369

Property and Equipment, Net	551	581

Other Assets
Goodwill	8,177	8,363
Intangible assets, net	697	739
Software development costs, net	5,853	5,234
Other long-term assets	93	68
TOTAL ASSETS	$22,340	$22,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,618	$1,618
Accrued expenses and other liabilities	1,471	1,811
Payroll and other taxes	1,001	1,188
Current portion of long-term debt	1,882	1,879
Current portion of deferred revenue	1,015	939
Sales tax payable	705	750
Income tax payable	31	1
Total Current Liabilities	7,723	8,186

Long-Term Liabilities
Deferred revenue, net of current portion	371	273
Deferred income taxes	518	535
Long-term debt, net of current portion	7,412	7,808
Other long-term liabilities	546	533
Total Liabilities	16,570	17,335
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 13,134 shares issued and 12,344 shares outstanding at September 30, 2016 and 13,199 shares issued and 12,409 shares outstanding at June 30, 2016	1	1
Additional paid-in capital	16,176	16,162
Accumulated other comprehensive loss	(3,461)	(2,985)
Accumulated deficit	(4,572)	(5,785)
Treasury stock at cost, 790 shares at September 30, 2016 and 790 shares at June 30, 2016	(2,374)	(2,374)
Total Stockholders' Equity	5,770	5,019
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,340	$22,354

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended
	September 30,
	2016	2015
Net revenues	$8,062	$7,995
Cost of revenues	3,318	3,714
Gross Profit	4,744	4,281

Operating Expenses
Research and development	895	830
Sales and marketing	910	1,071
General and administrative	1,510	1,267
Depreciation and amortization	62	89
Total Operating Expenses	3,377	3,257

Operating Income	1,367	1,024

Other Income (Expense)
Interest expense, net	(120)	(10)
Total other expense, net	(120)	(10)

Income before provision for income taxes	1,247	1,014

Provision for income taxes	34	184

Net Income	$1,213	$830

Earnings per share attributed to common stockholders – basic	$0.10	$0.06
Earnings per share attributed to common stockholders - diluted	$0.10	$0.06

Weighted average common shares outstanding – basic	11,699	13,395
Weighted average common shares outstanding – diluted	11,795	13,490

Net Income	$1,213	$830
Foreign currency translation loss	(476)	(605)
Total Comprehensive Income	$737	$225

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,213	830
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	120	34
Depreciation and amortization	128	153
Amortization of debt discount and debt issuance costs	12	-
Deferred income taxes	2	(1)
Stock-based compensation expense	84	41

Changes in assets and liabilities:
Accounts receivable	(592)	354
Inventories	(19)	(9)
Prepaid expenses and other assets	232	458
Income tax receivable	357	-
Accounts payable	24	(795)
Accrued expenses and other liabilities	(154)	(693)
Payroll and other taxes	(193)	277
Deferred revenue	196	(36)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,410	613

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(24)	(14)
Capitalized software development costs	(749)	(633)
Business acquisition, net of cash acquired	-	(453)
NET CASH USED IN INVESTING ACTIVITIES	(773)	(1,100)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock for treasury	-	(161)
Proceeds from long-term debt	250	-
Repayment of long-term debt	(655)	-
Cash paid for common stock surrendered	(149)	-
NET CASH USED IN FINANCING ACTIVITIES	(554)	(161)

Effect of exchange rate changes	(241)	(321)
Net change in cash and cash equivalents	(158)	(969)
Cash and cash equivalents at beginning of period	491	6,793
Cash and cash equivalents at end of period	$333	5,824

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (in thousands)

	For the Three Months Ended September 30,
	2016	2015

Net Income (GAAP)	$1,213	$830
Interest expense, net	120	10
Provision for income taxes	34	184
Depreciation and amortization	128	153
Non-cash stock compensation	84	41
Adjusted EBITDA (Non-GAAP)	$1,579	$1,218